Exhibit 10.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-13182 of United Utilities PLC on Form F-3 of our report dated 21 May 2003, except for Note 36 as to which the date is 9 June 2003 (which report expresses an unqualified opinion and includes an emphasis of matter explanatory paragraph relating to the differences between accounting principles generally accepted in the United Kingdom and accounting principles generally accepted in the United States of America and the effect that the application of the latter would have on the determination of net income and the determination of shareholders’ equity and financial position), appearing in this Annual Report on Form 20-F of United Utilities PLC for the year ended 31 March 2003.

DELOITTE & TOUCHE
Manchester, United Kingdom

9 June 2003